Exhibit 99.1

Press Release Dated October 22, 2014

NEWS RELEASE

October 22, 2014

Farmers Capital Bank Corporation Announces Third Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $4.1 million or $.49 per common share for the third quarter and $12.3 million or $1.44 per common share for the first nine months of 2014. Net income for the current quarter decreased $717 thousand or 14.9% compared with the current year second quarter, which represents a decrease of $.08 per common share. Compared to their respective year ago periods, net income increased $1.1 million or 35.3% for the third quarter and $1.9 million or 18.6% for the first nine months. On a per common share basis, net income increased $.15 or 44.1% and $.25 or 21.0% when compared with the prior-year three and nine month periods, respectively.

“The decrease in net income for the quarter was driven by higher expenses related to repossessed real estate,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Although resulting in a loss, we took the opportunity to sell a portion of one of our larger-balance properties during the quarter. We also incurred higher development costs on two other properties to make them more marketable and closer to being sold,” continues Mr. Hillard. “We continue to make progress in reducing the level of our nonperforming assets, which have decreased in eight consecutive quarters. This includes a $17.5 million or 18.8% decline from a year ago.”

“Our regulatory capital levels remain strong,” says Mr. Hillard. “And we continue to strengthen our financial position with a near term goal of redeeming another portion of our outstanding preferred stock, subject to regulatory approval.”

A summary of nonperforming assets follows for the periods indicated.

(In thousands)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Nonaccrual loans	$15,530	$18,095	$24,720	$23,838	$25,063
Loans 90 days or more past due and still accruing	-	-	434	444	-
Restructured loans	25,289	25,456	25,944	26,255	26,435
Total nonperforming loans	40,819	43,551	51,098	50,537	51,498

Other real estate owned	34,766	39,034	35,444	37,826	41,661
Other foreclosed assets	25	12	-	-	-
Total nonperforming assets	$75,610	$82,597	$86,542	$88,363	$93,159

Ratio of total nonperforming loans to total loans (net of unearned income)	4.3%	4.5%	5.2%	5.1%	5.1%
Ratio of total nonperforming assets to total assets	4.3	4.6	4.8	4.9	5.1

Farmers Capital Bank Corporation   * Page 1 of  6

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at June 30, 2014	$18,095	$25,456	$39,034
Loans placed on nonaccrual status	1,077	-	-
Loans restructured	-	-	-
Principal paydowns	(2,293)	(130)	-
Transfers to performing status	-	-	-
Transfers to other real estate owned/other foreclosed assets	(949)	-	1,174
Charge-offs/write-downs	(400)	(37)	(662)
Proceeds from sales	-	-	(4,328)
Net loss on sales	-	-	(452)
Balance at September 30, 2014	$15,530	$25,289	$34,766

Nonaccrual loans decreased $2.6 million or 14.2% during the quarter, driven mainly by principal payoffs. The decrease in other real owned was driven by the sale of one larger-balance equine farm property with a carrying value of $3.0 million and related loss on sale of $621 thousand. Two other property sales with an aggregate carrying value of $662 thousand and related gain of $20 thousand contributed to the remainder of the decrease.

The allowance for loan losses was $15.7 million or 1.65% of loans (net of unearned income) outstanding at September 30, 2014. At June 30, 2014 and year-end 2013, the allowance for loan losses was $17.1 million or 1.76% of net loans outstanding and $20.6 million or 2.06% of net loans outstanding, respectively. Net loan recoveries were $105 thousand in the current three months compared with net charge-offs of $179 thousand in the linked quarter. Loan recoveries for the current quarter include $671 thousand related to a group of fraudulent loans that were charged off during the first quarter of 2014.

Third Quarter 2014 Compared to Second Quarter 2014

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Net income was $4.1 million or $.49 per common share for the third quarter of 2014, a decrease of $717 thousand or $.08 per common share compared to the linked quarter. The decrease in net income is primarily attributed to higher net other real estate expenses of $1.0 million or 110% and a decrease in net interest income of $264 thousand or 1.9%. Income tax expense decreased $676 thousand or 34.5%.

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The $264 thousand decrease in net interest income was driven by lower interest income of $355 thousand or 2.2%, which offset a decline in interest expense of $91 thousand or 3.5%. Interest income on loans and investment securities decreased $235 thousand or 1.9% and $116 thousand or 3.2%, respectively. Interest expense on deposits decreased $74 thousand or 6.7% in the comparison and interest expense on borrowed funds declined $17 thousand or 1.1%.

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Net interest margin was 3.33% for the current quarter, a decrease of seven basis points from 3.40% in the linked quarter. Net interest spread was 3.18% and 3.24% in the current and linked quarters, respectively. Overall cost of funds decreased three basis points to 0.76%.

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The Company recorded a credit to the provision for loan losses of $1.5 million and $1.4 million for the current and linked quarter, respectively. Overall credit quality trends continued to improve during the quarter. Early stage delinquencies decreased $495 thousand or 14.1%. Nonperforming loans declined $2.7 million or 6.3%, primarily attributed to lower nonaccrual loans. Watch list loans declined $2.5 million or 2.2%. Net recoveries were $105 thousand for the quarter compared with net charge-offs of $179 thousand in the linked quarter.

●	Loan recoveries for the current quarter include $671 thousand related to a group of fraudulent loans that were charged off during the first quarter of 2014.
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Noninterest income was $6.1 million for the current quarter, an increase of $151 thousand or 2.5% in the comparison. The increase in noninterest income was driven by higher trust income and income from company-owned life insurance of $289 thousand or 55.3% and $278 thousand or 119%, respectively, partially offset by a decrease of $418 thousand related to the Company’s equity interest in its three tax credit partnerships.

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The increase in trust income was driven by an unusually large nonrecurring estate fee of $250 thousand. Income from company-owned life insurance for the current quarter includes $276 thousand attributed to a tax-free death benefit in excess of the cash surrender value. Income from the Company’s tax credit partnerships decreased because there was no related income during the current quarter.

Farmers Capital Bank Corporation   * Page 2 of 6

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Noninterest expenses were $15.8 million, an increase of $1.4 million or 10.0%. The increase was driven by higher expenses related to repossessed real estate of $1.0 million or 110%. The increase in these expenses is mainly due to higher development, operating, and maintenance costs of $614 thousand and an increase in the net loss from property sales of $268 thousand.

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Income tax expense was $1.3 million for the current quarter, a decrease of $676 thousand or 34.5% compared to $2.0 million for the linked quarter. The effective income tax rates were 23.8% and 28.9% for the current and linked quarter, respectively.

Third Quarter 2014 Compared to Third Quarter 2013

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Net income was $4.1 million or $.49 per common share for the third quarter of 2014, an increase of $1.1 million or $.15 per common share compared to the third quarter of 2013. The increase in net income is attributed primarily to a decrease in the provision for loan losses of $950 thousand, an increase in noninterest income of $464 thousand or 8.2%, and lower noninterest expenses of $233 thousand or 1.5%. Net interest income decreased $147 thousand or 1.1% and income tax expense increased $428 thousand or 50.1%.

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The $147 thousand decrease in net interest income was driven by lower interest income of $587 thousand or 3.5%, which offset a decline in interest expense of $440 thousand or 14.9%. Interest income on loans decreased $872 thousand or 6.5%, partially offset by an increase in interest on investment securities of $294 thousand or 9.2%. Interest expense on deposits decreased $393 thousand or 27.6% in the comparison.

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Net interest margin was 3.33% for the current quarter, down three basis points compared with 3.36% a year earlier. Net interest spread was 3.18% and 3.19% in the current and year-ago quarters, respectively. Overall cost of funds decreased 11 basis points to 0.76%.

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The $950 thousand decrease in the provision for loan losses is attributed to further improvements in the credit quality of the loan portfolio and a decline in loans outstanding. While early stage delinquencies edged up compared to a year earlier, total nonperforming loans and watch list loans have each declined. Historical loss rates have also improved as lower recent charge-off activity has replaced the higher levels experienced in the early part of the Company’s rolling quarterly four year look-back period used when evaluating the allowance for loan losses.

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Noninterest income was $6.1 million, an increase of $464 thousand or 8.2%. The increase was driven mainly by higher trust fee income related to an unusually large nonrecurring estate fee of $250 thousand, and an increase from company-owned life insurance related to a tax-free death benefit that exceeded the cash surrender value by $276 thousand. Service charges and fees on deposits decreased $123 thousand or 5.8% primarily due to lower overdraft fees of $95 thousand or 7.4%. Net gains on the sale of loans decreased $113 thousand or 47.9% related to lower mortgage loan origination activity of $6.3 million or 48.5%.

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Noninterest expenses were $15.8 million for the current quarter, a decrease of $233 thousand or 1.5% in the comparison. The decrease was driven by lower expenses related to repossessed real estate and lower deposit insurance expense in the amounts of $430 thousand or 17.9% and $133 thousand or 23.8%, respectively. Employee salaries and benefits increased $301 thousand or 4.2%.

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Repossessed real estate expenses decreased primarily as a result of lower impairment charges of $1.1 million or 61.8%. The increase in salaries and employee benefits was driven by a $193 thousand or 15.1% net increase in benefit expenses, primarily from higher claims related to the Company’s self-funded health insurance plan. The decrease in deposit insurance expense relates to improved risk ratings used in determining related insurance premiums.

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Income tax expense was $1.3 million for the current quarter, an increase of $428 thousand or 50.1% compared to $855 thousand for the third quarter of 2013. The effective income tax rates were 23.8% and 22.0% for the current and year-ago quarters, respectively.

Nine-month Comparison

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Net income was $12.3 million or $1.44 per common share for the first nine months of 2014, an increase of $1.9 million or $.25 per common share compared to the same period of 2013. The increase in net income is primarily attributed to decrease in the provision for loan losses of $1.2 million, an increase in noninterest income of $976 thousand or 5.9%, and lower noninterest expenses of $711 thousand or 1.6%. Income tax expense increased $1.1 million or 32.2%.

Farmers Capital Bank Corporation   * Page 3 of 6

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Net interest income was relatively unchanged at $40.9 million. Interest expense, primarily on deposits, decreased $1.3 million or 14.7%. Interest income decreased $1.3 million or 2.5%, made up of lower interest income on loans of $2.6 million or 6.4% partially offset by an increase in interest on investment securities of $1.3 million or 14.1%.

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Net interest margin was 3.38% for the first nine months of 2014 compared to 3.40% for the same period of 2013. Net interest spread was 3.22% and 3.24% for the current and prior year periods. Overall cost of funds decreased 11 basis points to 0.79%.

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The $1.2 million decrease in the provision for loan losses reflects the continued improvement in the credit quality of the loan portfolio combined with a decline in outstanding loans. Nonperforming loans and watch list loans each declined in the comparison. Historical loss rates have also improved as a result of lower recent charge-off activity.

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Noninterest income was $17.5 million, an increase of $976 thousand or 5.9%. The increase was driven mainly by income related to the Company’s equity interest in its three tax credit partnerships. The Company recorded income of $358 thousand related to these partnerships for the current year compared with a loss of $247 thousand in the prior year. Trust fees were up $429 thousand or 29.6%, boosted by an unusually large nonrecurring estate fee of $250 thousand during the current quarter. Income from company-owned life insurance increased $274 thousand, driven by a tax-free death benefit that exceeded the cash surrender value by $276 thousand in current quarter. Nondeposit service charges, commissions, and fees increased $212 thousand or 5.7%, led by higher interchange fees of $88 thousand or 4.2%. Net gains on the sale of loans decreased $524 thousand or 60.4% due to a 55.0% decline in mortgage loan origination activity.

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Noninterest expenses were $44.5 million, a decrease of $711 thousand or 1.6% in the comparison. Expenses related to repossessed real estate decreased $805 thousand or 16.8%, driven by lower impairment charges of $1.7 million or 45.3%. The decrease in impairment charges was partially offset by an increase in the net loss on property sales of $522 thousand and higher development, operating, and maintenance expenses of $393 thousand.

●	Deposit insurance expense decreased $371 thousand or 21.8% mainly from the improved risk ratings used in determining the related insurance premiums.
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Income tax expense was $4.4 million for the current nine months, an increase of $1.1 million or 32.2% compared with $3.3 million for 2013. The effective income tax rates were 26.2% and 24.1% for the current and year-ago periods, respectively.

Balance Sheet

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Total assets were $1.8 billion at September 30, 2014, a decrease of $15.3 million or 0.9% from June 30, 2014. Loans (net of unearned income) decreased $16.3 million or 1.7%, partially offset by an increase in investment securities of $2.1 million or 0.3% and cash and cash equivalents of $1.9 million or 2.7%. Other real estate owned decreased $4.3 million or 10.9%.

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Net loan repayments decreased total loans outstanding during quarter, accelerated by early payoffs of several larger credits. Generating high quality loans remains a challenge. The Company has maintained its high underwriting standards while continuing to reduce the level of nonperforming assets. Several of the early payoffs relate to credits where nonbank competitors were willing to offer terms significantly below the Company’s underwriting standards.

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Nonperforming loans decreased $2.7 million or 6.3% during the quarter and account for 16.7% of the decrease in net loans. Nonperforming loans have decreased to the lowest point since the first quarter of 2009.

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The allowance for loan losses was $15.7 million or 1.65% of loans outstanding (net of unearned income) at September 30, 2014 compared to $17.1 million or 1.76% at June 30, 2014. Net loan recoveries were $105 thousand for the current quarter compared with net charge-offs of $179 thousand for the linked quarter. Loan recoveries for the current quarter include $671 thousand related to a group of fraudulent loans that were charged off during the first quarter of 2014.

Farmers Capital Bank Corporation   * Page 4 of 6

●	The ratio of nonperforming loans to loans outstanding (net of unearned income) improved to 4.3% at September 30, 2014 compared to 4.5% at June 30, 2014.
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Other real estate owned was $34.8 million at quarter end, a decrease of $4.3 million or 10.9% during the quarter. The decrease was driven by the sale of one larger-balance equine farm property with a carrying value of $3.0 million and related loss on sale of $621 thousand.

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Total deposits were $1.4 billion at September 30, 2014, a decrease of $17.5 million or 1.3% compared with June 30, 2014. Noninterest bearing deposit balances increased $3.8 million or 1.4%, offset by a decrease in interest bearing deposits of $21.3 million or 1.9%.

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Short-term borrowings were $32.8 million, an increase of $8.6 million or 35.4% in the linked quarter comparison. The increase is attributed to repurchase agreements with commercial depositors in the normal course of business. Long-term borrowings decreased $8.0 million due to the scheduled maturity of a portion of Federal Home Loan Bank borrowings.

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Shareholders’ equity was $178 million, up $2.2 million or 1.3% for the quarter. Net income increased equity by $4.1 million, but was partially offset by a decrease in the after-tax unrealized gain related to the available for sale investment securities portfolio of $1.5 million. Dividends on preferred stock were $450 thousand.

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On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for each of the Company’s subsidiary banks exceeds “well-capitalized” and the regulatory capital level for the two banks under agreements with their respective regulatory agencies exceed the targets established in those agreements.

Dividend Status

The Memorandum of Understanding entered into during 2009 between the Company and its primary banking regulators was terminated in March 2014 as a result of continued satisfactory compliance, most notably from the progress made in lowering nonperforming assets and increasing capital levels. Therefore, the Company is no longer required to receive permission from its banking regulators to make interest payments on its trust preferred securities or to pay dividends on its common and preferred stock. However, the Company’s current goal is to redeem all of its outstanding preferred stock before considering the payment of a dividend on its common stock. The Company redeemed 10,000 shares, or one-third, of its outstanding preferred stock on May 15, 2014. Further redemptions, which require regulatory approval, will be based on satisfactory financial performance and take into consideration the Company’s capital position, earnings, asset quality, and other factors. The timing and amount of any further redemption by the Company of its remaining outstanding preferred stock will be disclosed when it is assured.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   * Page 5 of 6

Consolidated Financial Highlights-Unaudited

(In thousands, except per share data)
	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Interest income	$15,976	$16,331	$16,563	$48,681	$49,936
Interest expense	2,513	2,604	2,953	7,812	9,157
Net interest income	13,463	13,727	13,610	40,869	40,779
Provision for loan losses	(1,536)	(1,388)	(586)	(2,792)	(1,580)
Net interest income after provision for loan losses	14,999	15,115	14,196	43,661	42,359
Noninterest income	6,142	5,991	5,678	17,506	16,530
Noninterest expenses	15,751	14,323	15,984	44,504	45,215
Income before income tax expense	5,390	6,783	3,890	16,663	13,674
Income tax expense	1,283	1,959	855	4,362	3,300
Net income	$4,107	$4,824	$3,035	$12,301	$10,374

Net income	$4,107	$4,824	$3,035	$12,301	$10,374
Less preferred stock dividends and discount accretion	450	563	489	1,550	1,461
Net income available to common shareholders	$3,657	$4,261	$2,546	$10,751	$8,913

Basic and diluted net income per common share	$.49	$.57	$.34	$1.44	$1.19

Averages
Loans, net of unearned interest	$960,914	$978,677	$1,003,905	$977,759	$1,007,309
Total assets	1,792,338	1,801,531	1,804,826	1,802,094	1,800,313
Deposits	1,388,656	1,397,502	1,404,534	1,396,020	1,399,466
Shareholders’ equity	177,612	176,208	164,254	176,575	168,199

Weighted average common shares outstanding – basic and diluted	7,485	7,482	7,475	7,482	7,473

Return on average assets	.91%	1.07%	.67%	.91%	.77%
Return on average equity	9.17%	10.98%	7.33%	9.31%	8.25%

	September 30, 2014	June 30, 2014	December 31, 2013
Cash and cash equivalents	$70,843	$68,987	$68,253
Investment securities	622,176	620,070	613,585
Loans, net of allowance of $15,692, $17,123, and $20,577	938,140	953,056	979,306
Other assets	138,712	143,070	148,411
Total assets	$1,769,871	$1,785,183	$1,809,555

Deposits	$1,365,158	$1,382,673	$1,410,215
Federal funds purchased and other short-term borrowings	32,807	24,230	29,123
Other borrowings	168,729	176,767	176,850
Other liabilities	24,990	25,544	23,312
Total liabilities	1,591,684	1,609,214	1,639,500

Shareholders’ equity	178,187	175,969	170,055
Total liabilities and shareholders’ equity	$1,769,871	$1,785,183	$1,809,555

End of period tangible book value per common share[1]	$21.06	$20.75	$18.61
End of period per common share closing price	22.53	22.59	21.75

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

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